SUB-ITEM 77(H)
                        CHANGES IN CONTROL OF REGISTRANT

On June 6, 2003, the Treasury Cash Fund, a series of Monarch Funds, and Daily Assets Treasury Obligations Fund, a series of Forum Funds, the only two interest holders in Treasury Cash Portfolio, redeemed their entire interest in that portfolio. As a result, their cumulative percentage of ownership decreased from 100% to 0%.

On June 6, 2003, Daily Assets Government Fund, a series of Forum Funds, the only interest holder in Government Portfolio, redeemed its entire interest in that portfolio. As a result, its cumulative percentage of ownership decreased from 100% to 0%.

On June 6, 2003, the Government Cash Fund, a series of Monarch Funds, and Daily Assets Government Obligations Fund, a series of Forum Funds, the only two interest holders in Government Cash Portfolio, redeemed their entire interest in that portfolio. As a result, their cumulative percentage of ownership decreased from 100% to 0%.

On June 6, 2003, the Cash Fund, a series of Monarch Funds, and Daily Assets Cash Fund, a series of Forum Funds, the only two interest holders in Cash Portfolio, redeemed their entire interest in that portfolio. As a result, their cumulative percentage of ownership decreased from 100% to 0%.